Exhibit 23.2

Consent of Independent

Registered Public Accounting Firm

We consent to incorporation by reference in this Registration Statement on Form S-1MEF of Pacira Pharmaceuticals, Inc. of our report,  dated March 31, 2011, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010. We also consent to the reference to our firm under the caption “Experts” in the prospectus incorporated by reference into this Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey

November 15, 2011